UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 8, 2010
THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs associated with Exit or Disposal Activities
On December 8, 2010, the Board of Directors of The TJX Companies, Inc. approved the consolidation of its A.J. Wright division whereby TJX will convert 91 A.J. Wright stores into T.J. Maxx, Marshalls or HomeGoods stores and close the remaining 71 stores, A.J. Wright’s two distribution centers and its home office. TJX anticipates that the closing of the A.J. Wright business will be completed by the middle of February 2011.
TJX expects to incur estimated pre-tax charges related to closing the A.J. Wright business of approximately $200 to $220 million. A summary of the estimated range of the major components of these estimated pre-tax charges (in millions) is presented below:

	Non-Cash	Cash	Total
Asset Impairments	$110-120	$—	$110-120
Lease costs, net of sublease income	—	50-55	50-55
Severance, termination benefits and all other expenses	—	40-45	40-45

Total pre-tax charges	$110-120	$90-100	$200-220
Asset impairments relate primarily to buildings, fixtures and leasehold improvements.
     In addition, TJX expects the A.J. Wright segment to incur operating losses of approximately $50 to $60 million in closing the business, bringing the total estimated pre-tax cost for the closing of A.J. Wright (including the above estimated charges and losses) to $250 to $280 million. TJX believes that the closing of the A.J. Wright business will not qualify for discontinued operations treatment and accordingly expects these charges and operating losses to be recorded in the A.J. Wright segment.
The above charges and losses are estimates, and the actual charges and losses may vary materially based on various factors, including timing of the closings; sales, mark downs and other factors affecting inventory value; factors relating to real estate including sale proceeds and timing and amount of sublease income and other lease expense; actual associate terminations and benefits; changes in management’s assumptions and plans; and other factors. The press release issued on December 10, 2010 announcing the consolidation of the A.J. Wright stores is filed as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release issued by The TJX Companies, Inc. on December 10, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Ann McCauley
Ann McCauley
Executive Vice President, General Counsel

Dated: December 14, 2010